POWER OF ATTORNEY The undersigned, a dircci.or and (or) officer of Enviri Corporation, a Delaware corporation (the "Company") appoints the following individuals, with full power to each of them to act alone, as his or her true and lawful attorneys-in~fact and agents to execute, notarize, and file on behalf of the undersigned, (A) any Form JD for purposes of opening an account in the applicant's name on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system and (B) all Forms 3, 4 and 5 and any amendments thereto that the undersigned may be required to file with the Securities and Exchange Commission, and any stock exchange or similar authority, as a result of the undersigned's ownership of or transactions in securities of Enviri Corporation. The authority of the following individuals under the Power of Attorney shall continue until the undersigned is no longer required to file a Fonn JD or Fonns 3_, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Enviri Corporation, unless earlier revoked in writing. The undersigned acknowledges that the following individuals are not assuming any of lhe undersigned1s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934. The following employees ofEnviri Corporation: Russell C. Hochman, Senior Vice President and General Counsel, Chief Compliance Officer & Corporate Secretary Joshua Zalasky, Senior Corporate Counsel This authorization shall supersede all prior authorizations to act for the undersigned with respect to EDGAR filings and securities of the Company in these matters. IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of April, 2024 ~ 7 ' Name: Mauro Cun Title: Senior Vice President & Group President - Harsco Environmental